EXHIBIT 23-A


                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sprint Retirement Savings Plan of Sprint Corporation of our reports (a) dated February 1, 2001 with respect to the consolidated financial statements and schedule of Sprint Corporation, as amended, and the combined financial statements of the Sprint FON Group and the Sprint PCS Group, as amended, included in Sprint Corporation's Annual Report (Form 10K/A) for the year ended December 31, 2000 and (b) dated June 5, 2000, with respect to the financial statements and schedules of Sprint Corporation's Sprint Retirement Savings Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                                   /s/ Ernst & Young LLP
                                   ERNST & YOUNG LLP

Kansas City, Missouri
May 21, 2001